EXHIBIT 21
SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	State of Incorporation	Ownership
Columbia State Bank	Washington	100%
Columbia Trust Company	Oregon	100%
Totten Inc.	Washington	100%